EXHIBIT 3.1

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION


CANARGO ENERGY CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.
DOES  HEREBY  CERTIFY:

FIRST:          That  at  a  meeting of the Board of Directors of CANARGO ENERGY
CORPORATION resolutions were adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOUR" so that, as amended, said Article shall be and read as follows:

(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred and fifty-five million (155,000,000), in two (2) classes consisting of: (1) A class consisting of five million (5,000,000) shares of Preferred Stock, par value ten cents ($0.10) per share (the "Preferred Stock"); and (2) A class consisting of one hundred fifty million (150,000,000) shares of Common Stock, par value ten cents ($0.10) per share (the "Common Stock")."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:          That  said  amendment  was  duly  adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:     That  the  capital of said corporation shall not be reduced under or by  reason  of  said  amendment.

IN WITNESS WHEREOF, said CORPORATION has caused this certificate to be signed by ANTHONY POTTER, an Authorized Officer, this 26 day of JUNE, 2000

                              By  :     /s/  Anthony  Potter
                                        Authorized  Officer

                              Title  :  Vice  President  Finance
                                        &  Group Controller

                              Name:     Anthony  Potter